Exhibit 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Acme United Corporation on Form S-8 of our report dated March 11, 2011, with respect to our audit of the consolidated financial statements of Acme United Corporation as of December 31, 2010 and for the year then ended, appearing in the Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
New Haven, Connecticut
August 12, 2011